Exhibit 23.1

[Crowe Chizek and Company LLC Letterhead}

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 pertaining to ES Bancshares, Inc. issuance of common stock upon exercise of Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants of our report dated March 20, 2007 on the consolidated financial statements of ES Bancshares, Inc., appearing in the Annual Report on Form 10-KSB of ES Bancshares, Inc. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Chizek and Company LLC

Livingston, New Jersey

April 9, 2007